UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 9, 2020
Date of Report (Date of earliest event reported)

Arch Capital Group Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-16209	98-0374481
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common shares, $0.0011 par value per share	ACGL	NASDAQ	Stock Market
Depositary shares, each representing a 1/1,000th interest in a 5.25% Series E preferred share	ACGLP	NASDAQ	Stock Market
Depositary shares, each representing a 1/1,000th interest in a 5.45% Series F preferred share	ACGLO	NASDAQ	Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01    Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 9, 2020, Arch Capital Group Ltd., a Bermuda exempted company (the “Company”) and Greysbridge Ltd., a Bermuda exempted company and wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Watford Holdings Ltd., a Bermuda exempted company (“Watford”), pursuant to which, among other things, Merger Sub will merge with and into Watford (the “Merger”), with Watford surviving as a subsidiary of the Company (the “Surviving Company”).

Pursuant to the Merger Agreement, subject to certain conditions set forth therein, at the effective time of the Merger (the “Effective Time”), (a) each issued and outstanding common share, par value $0.01 per share, of Watford (the “Common Shares”) (other than (i) shares to be canceled pursuant to the Merger Agreement and (ii) restricted share units to be canceled and exchanged pursuant to the Merger Agreement (as described below)), shall be converted into the right to receive $31.10 in cash, without interest (the “Merger Consideration”) and (b) each issued and outstanding 8½% Cumulative Redeemable Preference Share of the Company (the “Preference Shares”) remain outstanding as a preference share of the Surviving Company and will be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided to the Preference Shares.

Pursuant to the Merger Agreement, subject to certain conditions set forth therein, effective as of immediately prior to the Effective Time, (a) each then outstanding restricted share unit under Watford’s 2018 Stock Incentive Plan (the “Plan”) that is subject to performance metrics shall become fully vested assuming the achievement of the applicable performance metrics at the target level of performance and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (i) the Merger Consideration, less (ii) any applicable withholding for taxes, and (b) each then outstanding restricted share unit under the Plan that is not subject to performance metrics shall become fully vested and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (i) the Merger Consideration, less (ii) any applicable withholding for taxes.

Consummation of the Merger is subject to customary conditions, including without limitation, (i) approval of the Merger Agreement and the transactions contemplated thereby by the affirmative votes of not less than 50% of the holders of the outstanding Common Shares and the Preference Shares, voting as a single class, at a meeting of Watford’s shareholders, (ii) the expiration or early termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain other non-U.S. regulatory approvals without the imposition of a Burdensome Condition (as defined in the Merger Agreement), (iii) the absence of any law, judgment or other legal restraint that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iv) the accuracy of each party’s representations and warranties (subject to certain qualifications), (v) each party’s performance in all material respects of its obligations contained in the Merger Agreement and (vi) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement). In addition, the Company’s obligation to consummate the Merger is conditioned on Watford’s non-investment grade portfolio not suffering a loss of more than $238 million from September 30, 2020, through the date that is two business days prior to the closing of the Merger.
The Merger Agreement includes customary representations, warranties and covenants of Watford, the Company and Merger Sub. Among other things, Watford has agreed to customary covenants regarding the operation of the business of Watford and its subsidiaries prior to the closing.
In addition, Watford has agreed not to solicit alternate transactions, subject to a customary "fiduciary out" provision which allows Watford under certain circumstances to provide information to, and participate in discussions with, third parties with respect to unsolicited alternative acquisition proposals that Watford’s board of directors has determined in good faith, after consultation with its outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement) and that the failure to do so would violate its fiduciary duties under applicable laws.
The Merger Agreement contains specified termination rights for each of the parties. Upon termination of the Merger Agreement under specified circumstances, including with respect to Watford’s entry into an agreement with respect to a qualifying Superior Proposal, Watford will be required to pay the Company a termination fee of $18,660,000.
The Company and Merger Sub may assign, without the written consent of Watford, their respective rights, interests and obligations under the Merger Agreement to an entity in which the Company owns more than 30% of the equity interests, an affiliate of the Company or a direct or indirect wholly owned subsidiary of the Company; provided that no such assignment shall relieve the assignor of its obligations under the Merger Agreement.
The Merger is expected to close in the first quarter of 2021, subject to the closing conditions described above and contained in the Merger Agreement.
The representations, warranties and covenants contained in the Merger Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement; (b) have been qualified, in the case of Watford, by (i) matters specifically disclosed in Watford’s filings with the Securities’ and Exchange Commission (the “SEC”) prior to the date of the Merger Agreement and (ii) confidential disclosures made to the other parties in the disclosure letter delivered in connection with the Merger Agreement; (c) are subject to materiality qualifications contained in the Merger Agreement, which may differ from what may be viewed as material by investors; (d) were made only as of the date of the Merger Agreement or, with respect to certain representations, in the event the closing occurs, as of the date of the closing, or such other date as is specified in the Merger Agreement; and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company, Watford or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Watford or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreements should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other documents that the Company files with the SEC.
The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference.
Voting and Support Agreement

Also on October 9, 2020, Arch Reinsurance Ltd. (“Arch Re”) and Gulf Reinsurance Ltd. (“Gulf Re” and, collectively with Arch Re, the “Arch Entities”), each a subsidiary of the Company, entered into a Voting and Support Agreement with Watford (the “Voting Agreement”). Arch Re represented that, as of October 9, 2020, it owed 2,500,000 of Watford’s Common Shares representing approximately 12.6% of Watford’s total issued and outstanding Common Shares, and Gulf Re represented that, as of October 9, 2020, it beneficially owned 141,985 of Watford’s Preference Shares, representing approximately 6.6% of Watford’s total issued and outstanding Preference Shares. Pursuant to the Voting Agreement, Arch Re has agreed to vote all of Watford’s Common Shares and Gulf Re has agreed to vote all of Watford’s Preference Shares owned by them in favor of the adoption of the Merger Agreement and the statutory merger agreement required in accordance with Section 105 of the Bermuda Companies Act 1981, as amended, and the approval of the transactions contemplated thereby and against (i) any proposal for a business combination involving the Company and any other person that would reasonably be expected to interfere with or adversely affect in any material respect the transactions contemplated by the Merger Agreement, (ii) any other action that would be reasonably likely to result in any conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, (iii) any amendment or other change to the Company organizational documents that would interfere with or adversely affect in any material respect the transactions contemplated by the Merger Agreement, and (iv) any other material change in the Company’s corporate structure or business that would reasonably be expected to interfere with or adversely affect in any material respect the transactions contemplated by the Merger Agreement.

The Voting Agreement will terminate upon the earliest of: (i) the closing of the Merger, (ii) termination of the Merger Agreement, (iii) an adverse recommendation change by the Company’s board of directors and (iv) delivery of written notice from Watford to Arch Re and Gulf Re terminating the Voting Agreement.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Affiliates of the Company manage Watford’s underwriting business and part of Watford’s investment grade portfolio.

ITEM 9.01           Financial Statements and Exhibits.

(d):     The following exhibits are being filed herewith.

EXHIBIT NO.	DESCRIPTION
2.1*	Agreement and Plan of Merger among Arch Capital Group Ltd., Greysbridge Ltd. and Watford Holdings Ltd. dated October 9, 2020.
10.1	Voting and Support Agreement among Watford Holdings Ltd., Arch Reinsurance Ltd. and Gulf Reinsurance Ltd. dated October 9, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH CAPITAL GROUP LTD.

Date: October 14, 2020	By:	/s/ François Morin
		Name:	François Morin
		Title:	Executive Vice President, Chief Financial Officer and Treasurer